Exhibit 3.1

ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110596750-36
Filing Date and Time 08/12/2011 4:32 PM
Entity Number E0618292006-9

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Sitesearch Corporation

2. The articles have been amended as follows:

ARTICLE III

    1.     Authorized Shares of Common Stock.  The aggregate number of shares of stock which the corporation shall have authority to issue is 5,000,000,000 shares of $0.001 par value Common Stock.  The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statutes.  The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:       Approved

4. Effective date of filing:  (optional) __________________________________________________________________________________

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Jeffrey S. Peterson
Signature of Officer

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form mus be accompanied by appropriate fees.
Nevada Secretary of State Amend Profit-After
Revised: 3-6-09